Exhibit 4.26

DESCRIPTION OF THE COMPANY’S 0.400% SENIOR NOTES DUE 2021,
1.700% SENIOR NOTES DUE 2022 AND 1.100% SENIOR NOTES DUE 2024
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As used in the following description of the above-referenced securities, the terms “FIS,” “we,” “us” and “our” refer to Fidelity National Information Services, Inc. and not to any of its subsidiaries, unless the context requires otherwise. The following description is subject to, and qualified in its entirety by reference to, the Indenture (as defined below), which is also filed as an exhibit to our Annual Report on Form 10-K. We encourage you to read the Indenture for additional information.
General
The 0.400% Senior Notes due 2021 (the “2021 Euro Notes”), the 1.100% Senior Notes due 2024 (the “2024 Euro Notes” and, collectively with the 2021 Euro Notes, the “Euro Notes”) and the 1.700% Senior Notes due 2022 (the “Sterling Notes” and, collectively with the Euro Notes, the “Senior Notes”) were issued as separate series of debt securities under an indenture dated as of April 15, 2013 (the “Base Indenture”), between us, certain other parties thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Base Indenture was supplemented by a supplemental indenture with respect to each series of notes, dated as of July 10, 2017, each entered into concurrently with the delivery of the Senior Notes (such supplemental indentures, together with the base indenture, the “Indenture”).
The 2021 Euro Notes were initially limited to €500,000,000 aggregate principal amount and will mature on January 15, 2021. The 2024 Euro Notes were initially limited to €500,000,000 aggregate principal amount and will mature on July 15, 2024. The Sterling Notes were initially limited to £300,000,000 aggregate principal amount and will mature on June 30, 2022. We may from time to time, without notice to, or the consent of, the holders of the applicable series of Senior Notes, increase the principal amount of the Senior Notes of that series, on the same terms and conditions (except for the issue date, the public offering price and, in some cases, the first interest payment date and the initial interest accrual date) as such series of Senior Notes, provided that if such additional Senior Notes will not be fungible with the previously issued Senior Notes of the applicable series for U.S. federal income tax purposes, such additional Senior Notes will have a separate CUSIP number. The Euro Notes are issuable only in fully registered form without coupons in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. The Sterling Notes are issuable only in fully registered form without coupons in minimum denominations of £100,000 and any integral multiple of £1,000 in excess thereof.
The Senior Notes are our senior unsecured obligations and rank equally with all of our existing and future other senior unsecured indebtedness. The Senior Notes initially are not guaranteed by any of our subsidiaries, provided that if any of our domestic wholly-owned subsidiaries guarantees or becomes a co-obligor in respect of any Debt of FIS under our Credit Facilities in the future, any such subsidiary also will be required to guarantee the Senior Notes (such subsidiary, if and so long as such subsidiary provides a guarantee of the Senior Notes, a “Subsidiary Guarantor”). Any such guarantee would be a senior unsecured obligation of any such Subsidiary Guarantor and would rank equal with all existing and future senior unsecured indebtedness of such Subsidiary Guarantor and senior to all subordinated indebtedness of such Subsidiary Guarantor. Any such guarantee would be effectively subordinated to any secured indebtedness of such Subsidiary Guarantor to the extent of the assets securing such indebtedness. Any such guarantee would be full and unconditional, provided that the obligations of a Subsidiary Guarantor under its applicable guarantee would be limited as necessary to prevent the guarantees from constituting a fraudulent conveyance or fraudulent transfer under federal or state law. By virtue of this limitation, a Subsidiary Guarantor’s obligations under its guarantee, if any, could be significantly less than amounts payable with respect to the Senior Notes, or a Subsidiary Guarantor may have effectively no obligation under its guarantee.

Any such guarantee of a Subsidiary Guarantor with respect to the Senior Notes would terminate and be discharged and of no further force and effect and the applicable Subsidiary Guarantor would be automatically and unconditionally released from all of its obligations thereunder:
1. concurrently with any direct or indirect sale or other disposition (including by way of consolidation, merger or otherwise) of the Subsidiary Guarantor or the sale or disposition (including by way of consolidation, merger or otherwise) of all or substantially all the assets of the Subsidiary Guarantor (other than to FIS or any of its subsidiaries);
2. at any time that such Subsidiary Guarantor is released from all of its obligations (other than contingent indemnification obligations that may survive such release) as a guarantor or co-obligor of all Debt of FIS under the Credit Facilities except a discharge by or as a result of payment under such guarantee;
3. upon the merger or consolidation of any Subsidiary Guarantor with and into FIS or any Subsidiary Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following or contemporaneously with the transfer of all of its assets to FIS or any Subsidiary Guarantor;
4. for the applicable series of Senior Notes, upon the defeasance or discharge of such series of Senior Notes, as provided in the Indenture, or upon satisfaction and discharge of the Indenture; or
5. for the applicable series of Senior Notes, upon the prior consent of the holders of such series of Senior Notes then outstanding as provided for under “—Modification of the Indenture.”
The Senior Notes are effectively subordinated to any secured indebtedness of FIS to the extent of the assets securing such indebtedness and are structurally subordinated to the obligations (including trade accounts payable) and preferred equity of our subsidiaries that are not Subsidiary Guarantors.
The Indenture does not contain any covenants or provisions that would afford the holders of the Senior Notes protection in the event of a highly leveraged or other transaction that is not in the best interests of the holders of the Senior Notes, except to the limited extent described below under “—Purchase of Senior Notes upon a Change of Control Triggering Event” and “—Restrictive Covenants.”
Principal and Interest
The 2021 Euro Notes will mature on January 15, 2021, unless we redeem or purchase the 2021 Euro Notes prior to that date, as described below under “—Optional Redemption” or “—Purchase of Senior Notes upon a Change of Control Triggering Event.” Interest on the 2021 Euro Notes accrues at the rate of 0.400% per year and is paid on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on such series of Senior Notes (or from July 10, 2017, if no interest has been paid on such Senior Notes) to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association).
The 2024 Euro Notes will mature on July 15, 2024, unless we redeem or purchase the 2024 Euro Notes prior to that date, as described below under “—Optional Redemption” or “—Purchase of Senior Notes upon a Change of Control Triggering Event.” Interest on the 2024 Euro Notes accrues at the rate of 1.100% per year and is paid on the basis of an ACTUAL/ACTUAL (ICMA) day count convention.
The Sterling Notes will mature on June 30, 2022, unless we redeem or purchase the Sterling Notes prior to that date, as described below under “—Optional Redemption” or “—Purchase of Senior Notes upon a Change of Control Triggering Event.” Interest on the Sterling Notes accrues at the rate of 1.700% per year and is paid on the basis of an ACTUAL/ACTUAL (ICMA) day count convention.

We pay interest annually in arrears on the 2021 Euro Notes on January 15 of each year, on the Sterling Notes on June 30 of each year, and on the 2024 Euro Notes on July 15 of each year, beginning on January 15, 2018, June 30, 2018 and July 15, 2018, respectively, to the holder in whose name each such senior note is registered on the fifteenth calendar day (whether or not a business day) preceding the applicable interest payment date, whether or not such day is a business day.
Amounts due on each interest payment date, stated maturity date or earlier redemption date of each series of Senior Notes will be payable at the office or agency maintained for such purpose in London, initially the corporate trust office of the paying agent, or by electronic means, in euro in relation to the Euro Notes, and in GBP in relation to the Sterling Notes. The principal and interest payable on the Global Notes (as defined below) registered in the name of a nominee of the common depositary will be paid in immediately available funds to the ICSDs or to the nominee of the common depositary, as the case may be, as the registered holder of such Global Note. If any of the Senior Notes are no longer represented by Global Notes, payment of interest on the Senior Notes in certified form may, at our option, be made by check mailed directly to holders at their registered addresses.
Neither we nor the Trustee will impose any service charge for any transfer or exchange of a Senior Note. However, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of Senior Notes. In addition, the terms of the Senior Notes will provide that we are permitted to withhold from interest payments and payments upon the maturity or earlier redemption of the Senior Notes any amounts we are required to withhold by law. See “—Payment of Additional Amounts.”
If any interest payment date, stated maturity date or earlier redemption or purchase date falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the stated maturity date or earlier redemption or purchase date, as the case may be, to the next business day. The term “business day” means any day other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (ii) in the case of the Euro Notes, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system) or any successor thereto, is open.
Payment of Additional Amounts
All payments in respect of the Senior Notes will be made by or on behalf of us without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein unless such withholding or deduction is required by law. If such withholding or deduction is required by law, we will pay to a beneficial owner who is not a United States person such additional amounts (“Additional Amounts”) on the Senior Notes as are necessary in order that the net payment by us or a paying agent of the principal of, and premium, if any, and interest on, such Senior Notes, after such withholding or deduction (including any withholding or deduction on such Additional Amounts), will not be less than the amount provided in such Senior Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply:

i.
to any tax, assessment or other governmental charge that would not have been imposed but for the beneficial owner, or a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner if the beneficial owner is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

A.	being or having been engaged in a trade or business in the United States, or having or having had a permanent establishment in the United States;

B.	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of such Senior Notes, the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

C.
being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign tax exempt organization or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

D.	being or having been a “10-percent shareholder” of us within the meaning of Section 871(h)(3) of the Code or any successor provision; or

E.	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

ii.
to any holder that is not the sole beneficial owner of a Senior Note, or a portion of such Senior Note, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

iii.
to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or beneficial owner of the Senior Notes to comply with any applicable certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Senior Note, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

iv.	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

v.
to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on the Senior Notes, if such payment can be made without such withholding by at least one other paying agent in a Member State of the European Union;

vi.
to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

vii.	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

viii.
to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder or beneficial owner of any Senior Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

ix.
to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations and pronouncements or any successor provisions thereto (that are substantively comparable and not materially more onerous to comply with) and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

x.	in the case of any combination of the above listed items.

The Senior Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Senior Notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this caption “—Payment of Additional Amounts” and under the caption “—Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes; a corporation, partnership or other entity created or organized in or under the laws of the United States, including an entity treated as a corporation for United States income tax purposes; or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Except as described in this document under the caption “Euro notes—Issuance in Euros; Sterling Notes—Issuance in GBP,” any payments of Additional Amounts will be in euro in relation to the Euro Notes and in GBP in relation to the Sterling Notes.
As used in this document, references to the principal of, and premium, if any, and interest, if any, on the Senior Notes include Additional Amounts, if any, payable on the Senior Notes of such series in that context.
Euro Notes—Issuance in Euros; Sterling Notes—Issuance in GBP
Initial holders of the Euro Notes were required to pay for the Euro Notes in euros, and principal, premium, if any, and interest payments in respect of the Euro Notes will be payable in euros. If, on or after June 26, 2017, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Euro Notes will be made in U.S. dollars until the euro is again available to us or so used.
Initial holders of the Sterling Notes were required to pay for the Sterling Notes in GBP, and principal, premium, if any, and interest payments in respect of the Sterling Notes will be payable in GBP. If, on or after June 26, 2017, GBP is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Sterling Notes will be made in U.S. dollars until GBP is again available to us or so used.
The amount payable on any date in euro or GBP, as applicable, will be converted into U.S. dollars at the Market Exchange Rate (as defined below) as of the close of business on the second business day prior to the relevant payment date or, if such Market Exchange Rate is not then available, on the basis of the then most recent U.S. dollar/euro exchange rate or U.S. dollar/GBP exchange rate, as applicable, available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion.
“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of euro or GBP, as applicable, as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.
Any payment in respect of the Senior Notes so made in U.S. dollars will not constitute an event of default under the Indenture or the Senior Notes. Neither the Trustee nor the paying agent will be responsible for obtaining exchange rates, effecting currency conversions or otherwise handling redenominations. Holders of the Senior Notes will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.

Listing
The Senior Notes are currently listed on the NYSE. We have no obligation to maintain such listings for any series of the Senior Notes, and we may delist any series of the Senior Notes at any time.
Redemption
Optional Redemption
We may, at our option, redeem any series of Senior Notes, in whole or in part, at any time prior to (i) December 15, 2020 (one month prior to the maturity date of the 2021 Euro Notes) in the case of the 2021 Euro Notes; (ii) April 15, 2024 (three months prior to the maturity date of the 2024 Euro Notes) in the case of the 2024 Euro Notes and (iii) May 31, 2022 (one month prior to the maturity date of the Sterling Notes) in the case of the Sterling Notes (the foregoing dates in respect of the 2021 Euro Notes, the 2024 Euro Notes, and the Sterling Notes, the “Par Call Date”), at a redemption price equal to the greater of:

•	100% of the aggregate principal amount of any Senior Notes being redeemed; and

•
the sum of the present values of the remaining scheduled payments of principal (or the portion of the principal) and interest thereon that would have been due if such series of Senior Notes matured on the related Par Call Date, not including accrued and unpaid interest, if any, to but excluding the redemption date, discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at a rate equal to the sum of the Comparable Government Bond Rate plus 0.15% with respect to the 2021 Euro Notes, 0.20% with respect to the 2024 Euro Notes and 0.20% with respect to the Sterling Notes, plus, in each case, accrued and unpaid interest, if any, on the Senior Notes being redeemed to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the redemption date).

On or after the related Par Call Date, we may, at our option, redeem the 2021 Euro Notes, the 2024 Euro Notes or the Sterling Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2021 Euro Notes being redeemed, the 2024 Euro Notes being redeemed or the Sterling Notes being redeemed, plus accrued and unpaid interest, if any, on the 2021 Euro Notes, the 2024 Euro Notes or the Sterling Notes being redeemed to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the redemption date).

The Senior Notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events do occur, the Senior Notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest, if any, to but excluding the date fixed for redemption. See “—Redemption for Tax Reasons.”
“Comparable Government Bond” means (i) with respect to the Euro Notes, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the applicable series of Euro Notes to be redeemed (assuming for this purpose that each series of Euro Notes matured on the related Par Call Date), or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate and (ii) with respect to the Sterling Notes, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a United Kingdom government bond whose maturity is closest to the maturity of the Sterling Notes (assuming for this purpose that the Sterling Notes matured on the related Par Call Date), or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other United Kingdom government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the applicable series of Senior Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an Independent Investment Banker.
“Independent Investment Banker” means each of Barclays Bank PLC and J.P. Morgan Securities plc (or their respective successors), or if each such firm is unwilling or unable to select the Comparable Government Bond, an independent investment banking institution of international standing appointed by us.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States or any taxing authority thereof or therein or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after June 26, 2017, we become or, based upon a written opinion of independent tax counsel of recognized standing selected by us, will become obligated to pay Additional Amounts as described herein under the heading “—Payment of Additional Amounts” with respect to any series of the Senior Notes, then we may at any time, at our option, redeem the applicable series of Senior Notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the redemption date).
Selection and Notice
We (or at our request, the paying agent on our behalf) will give written notice prepared by us of any redemption of the Senior Notes to holders of the Senior Notes to be redeemed at their addresses, as shown in the security register for the affected notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the aggregate principal amount of the applicable series of Senior Notes to be redeemed, the redemption date and the redemption price, or if not then ascertainable, the manner of calculation thereof.

If we choose to redeem less than all of the Senior Notes of a series, then we will notify the Trustee at least 60 days before the redemption date, or such shorter period as is satisfactory to the Trustee, of the aggregate principal amount of the Senior Notes to be redeemed and the redemption date. The Senior Notes shall be selected for redemption by the common depositary in accordance with its standard procedures. See also “—Book-Entry Delivery and Form” below.
If we have given notice as provided in the Indenture and made funds irrevocably available for the redemption of the Senior Notes called for redemption on the redemption date referred to in that notice, then those Senior Notes will cease to bear interest on that redemption date and the only remaining right of the holders of those Senior Notes will be to receive payment of the redemption price.

The Senior Notes will not be subject to, or have the benefit of, a sinking fund.

Purchase of Senior Notes upon a Change of Control Triggering Event
If a Change of Control Triggering Event occurs with respect to a series of Senior Notes, holders of such Senior Notes will have the right to require us to purchase all or any part of their Senior Notes of the applicable series pursuant to the offer described below (the “Change of Control Offer”) (provided that with respect to Euro Notes of the applicable series submitted for purchase in part, the remaining portion of such Euro Notes is in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof, or with respect to the Sterling Notes of the applicable series submitted for purchase in part, the remaining portion of such Sterling Notes is in a principal amount of £100,000 or an integral multiple of £1,000 in excess thereof ). In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Senior Notes purchased plus accrued and unpaid interest, if any, to but excluding the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to a series of Senior Notes, we will be required to transmit in accordance with the ICSDs’ standard procedures therefor, a notice to the holders of such Senior Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to purchase such Senior Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by such Senior Notes and described in such notice. The notice will, if sent prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the Senior Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the Senior Notes by virtue of such conflicts. On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Senior Notes or portions of Senior Notes of the applicable series properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes of the applicable series properly tendered; and

•
deliver or cause to be delivered to the Trustee the Senior Notes of the applicable series properly accepted together with an officers’ certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes of the applicable series being purchased.

The paying agent will promptly transmit in accordance with the ICSDs’ standard procedures therefor, to each holder of Senior Notes properly tendered the purchase price for the Senior Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of any Senior Notes surrendered; provided that, with respect to the Euro Notes, each new Euro Note will be in a principal amount of €100,000 and any integral multiple of €1,000 in excess thereof, and with respect to the Sterling Notes, each new Sterling Note will be in a principal amount of £100,000 and any integral multiple of £1,000 in excess thereof.
We will not be required to make an offer to purchase any Senior Notes upon a Change of Control Triggering Event if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all Senior Notes of the applicable series properly tendered and not withdrawn under its offer; or (2) prior to the occurrence of the related Change of Control Triggering Event, we have given written notice of a redemption of the Senior Notes of the applicable series to the holders thereof as provided under “—Optional Redemption,” if applicable, above, unless we have failed to pay the redemption price on the redemption date.

For purposes of the foregoing discussion of a purchase at the option of holders, the following definitions are applicable:
“Below Investment Grade Rating Event” means, with respect to a series of Senior Notes, the rating on such Senior Notes is lowered by each of the Rating Agencies and such Senior Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such Senior Notes is under publicly announced consideration for possible downgrade by any Rating Agency).
“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of FIS and our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of FIS (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; or (4) FIS consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding voting stock of FIS or such other entity is converted into or exchanged for cash, securities or other property (except when voting stock of FIS constitutes, or is converted into, or exchanged for, at least a majority of the voting stock of the surviving person).
“Change of Control Triggering Event” means, with respect to a series of Senior Notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event with respect to such series.
“Fitch” means Fitch Ratings, Inc.
“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.
“Moody’s” means Moody’s Investors Service, Inc.
“Ratings Agencies” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the applicable series of Senior Notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the applicable series of Senior Notes or fails to make a rating of such Senior Notes publicly available for reasons outside of the control of FIS, FIS shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act (as certified by a resolution of the board of directors of FIS) as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by FIS to pay rating agency fees to make a rating of the Senior Notes shall not be a “reason outside of the control of FIS” for the purposes of the preceding sentence.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties and assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require us to purchase its Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties and assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

Restrictive Covenants
Limitation on Liens
We shall not, and shall not permit any of our subsidiaries to, create or assume any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance (“lien”) on any Principal Facility, or upon any stock or Debt of any of our subsidiaries, to secure Debt unless the Senior Notes then outstanding are, for so long as such Debt is so secured, secured by such lien equally and ratably with (or prior to) such Debt. However, this requirement does not apply to:

1.	liens existing on the date of the Indenture;

2.
any lien for taxes or assessments or other governmental charges or levies not overdue for more than 30 days (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP) or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on us and our subsidiaries taken as a whole;

3.
any warehousemen’s, materialmen’s, landlord’s or other similar liens arising by law for sums not overdue for more than 30 days (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP) or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on us and our subsidiaries taken as a whole;

4.
survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or liens incidental to the conduct of the business of such person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of FIS and its subsidiaries taken as a whole or materially impair the operation of the business of FIS and its subsidiaries taken as a whole;

5.
pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety, stay, customs, appeals, or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations incurred in the normal course of business consistent with industry practice (including, without limitation, those to secure health, safety and environmental obligations); (iii) to obtain or secure obligations with respect to letters of credit, guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Internal Revenue Code in connection with a “plan” (as defined in ERISA); or (iv) arising in connection with any attachment unless such liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

6.
liens on property or assets of a person existing at the time such person is acquired or merged with or into or consolidated with us or with a subsidiary, or becomes a subsidiary (and not created or incurred in anticipation of such transaction), provided that such liens are not extended to our property and assets or the property and assets of our subsidiaries, other than the property or assets acquired;

7.	liens securing Debt of a subsidiary owed to and held by us or by our subsidiaries;

8.
liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by liens referred to in clauses (1), (6), (10) and (11) hereof; provided that such liens do not extend to any other property or assets (other than improvements, accessions, or proceeds in respect thereof) and the principal amount of the obligations secured by such liens is not increased;

9.
liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such person to facilitate the purchase, shipment, or storage of such inventory or other goods;

10.
liens securing Debt incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such person; provided, however, that the lien may not extend to any other property owned by such person at the time the lien is incurred (other than assets and property affixed or appurtenant thereto and proceeds thereof), and the Debt (other than any interest thereon) secured by the lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the lien;

11.	liens on property or assets existing at the time of the acquisition thereof;

12.
liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to our pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with our customers in the ordinary course of business and (ii) (W) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (X) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (Y) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, and (Z) of financial institutions funding the Vault Cash Operations in the cash provided by such institutions for such Vault Cash Operations;

13.	liens pursuant to the terms and conditions of any contracts between us or any subsidiary and the U.S. government;

14.	liens arising in connection with the Cash Management Practices;

15.	Settlement Liens; and

16.
liens not otherwise permitted under the Indenture securing Debt in an aggregate principal amount that, together with the aggregate Attributable Value of property involved in sale and leaseback transactions permitted by clause (i) of “Limitation on Sale Leaseback Transactions” below and all other Debt then secured by liens permitted only pursuant to this clause (16), does not exceed 10% of our consolidated net worth.

Each lien, if any, granted, pursuant to the provisions described above, to secure the Senior Notes shall automatically and unconditionally be deemed to be released and discharged upon the release and discharge of the lien whose existence caused the Senior Notes to be required to be so secured. For purposes of determining compliance with this covenant, any lien need not be permitted solely by reference to one category of permitted liens but may be permitted in part by one provision and in part by one or more other provisions. In the event that a lien securing Debt or any portion thereof meets the criteria of more than one such provision, we shall divide and classify and may later re-divide and reclassify such lien in our sole discretion.
Limitation on Sale-Leaseback Transactions
We may not sell or transfer, and will not permit any subsidiary to sell or transfer (except to us or one or more subsidiaries, or both), any Principal Facility owned by FIS or any of its subsidiaries with the intention of taking back a lease on such facility longer than 36 months, unless (1) the sum of the aggregate Attributable Value of the property involved in sale and leaseback transactions not otherwise permitted plus the aggregate principal amount of Debt secured by all liens permitted only by clause (16) of “Limitation on Liens” above does not exceed 10% of our consolidated net worth; or (2) within 270 days after such sale or transfer, we apply an amount equal to the greater of the net proceeds of the sale or the fair market value of the property sold to the purchase of real property or the retirement of Senior Notes or other long-term Debt of us or our subsidiaries, other than any such Debt that is expressly subordinated to the Senior Notes.
Consolidation, Merger, Sale of Assets and Other Transactions
We may not, in any transaction or series of related transactions, consolidate or merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of FIS and its subsidiaries, taken as a whole, to, any person unless:

•
the person formed by or surviving any such consolidation or merger (if other than FIS), or which acquires by sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, is a corporation, limited partnership, limited liability company or similar entity organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such entity is not a corporation, a co-obligor of the Senior Notes is a corporation organized or existing under any such laws;

•
the person formed by or surviving any such consolidation or merger (if other than FIS), or which acquires by sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, expressly assumes by supplemental indenture, in a form satisfactory to the Trustee, the due and punctual payment of all amounts due in respect of the principal of, and premium, if any, and interest on, the Senior Notes and the performance of all of our obligations under the Senior Notes and the Indenture; and

•	immediately after giving effect to the transaction no Event of Default or event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.
We shall deliver to the Trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the Indenture and that all conditions precedent to the consummation of the transaction under the Indenture have been met.
If we consolidate or merge with or into any other corporation, limited partnership, limited liability company or similar entity or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring entity will be substituted for us under the Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor corporation may exercise our rights and powers under the Indenture, in our name or its own name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the Indenture and under the Senior Notes.

Definitions
Set forth below is a summary of certain of the defined terms used in the foregoing provisions. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used above for which no definition is provided.
“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Fidelity National Financial, Inc., Black Knight InfoServ, LLC (formerly known as Lender Processing Services, Inc.), and each of their respective subsidiaries, shall not be deemed to be Affiliates of FIS or any of its subsidiaries solely due to overlapping officers or directors.
“Attributable Value” in respect of any sale and leaseback transaction means, as of the time of determination, the lesser of (1) the sale price of the Principal Facility involved in such transaction multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such sale and leaseback transaction and the denominator of which is the base term of such lease and (2) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease involved in such transaction (including any period for which the lease has been extended).
“Cash Management Practices” means the cash, Eligible Cash Equivalents, and short-term investment management practices of FIS and its subsidiaries as approved by our board of directors or chief financial officer from time to time, including Debt of us or any of our subsidiaries having a maturity of 92 days or less representing the borrowings from any financial institution with which we or any of our subsidiaries has a depository or other investment relationship in connection with such practices (or any Affiliate of such financial institution), which borrowings may be secured by the cash, Eligible Cash Equivalents and other short-term investments purchased by us or any of our subsidiaries with the proceeds of such borrowings.
“Credit Agreement” means the Sixth Amended and Restated Credit Agreement dated as of August 10, 2016, among FIS, J.P. Morgan Chase Bank, N.A., as administrative agent, and various financial institutions and other persons from time to time parties thereto, as amended, supplemented, or modified from time to time.
“Credit Facilities” means one or more credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like.
“Debt” means, in respect of any person, (1) all indebtedness in respect of borrowed money, (2) all obligations of such person evidenced by bonds, notes, debentures or similar instruments and (3) the indebtedness of any other persons of the foregoing types to the extent guaranteed by such person; but only, for each of clauses (1) through (3), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person prepared in accordance with GAAP (but not including contingent liabilities which appear only in a footnote to a balance sheet).
“Eligible Bank” means a bank or trust company (1) that is organized and existing under the laws of the United States or Canada, or any state, territory, province or possession thereof and (2) the senior Debt of which is rated at least “A3” by Moody’s or at least
“A-” by S&P.
“Eligible Cash Equivalents” means any of the following: (1) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement); (2) time deposits in and certificates of deposit of any Eligible Bank (or in any other financial institution to the extent the amount of such deposit is within the limits insured by the Federal Deposit Insurance Corporation), provided that such investments have a maturity date not more than two years after the date of acquisition and that the average life of all such investments is one year or less from the respective dates of acquisition; (3) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (1) above or clause (4) below entered into with any Eligible Bank or securities dealers of recognized national standing; (4) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement) and, at the time of acquisition, have a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A-”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or equivalent ratings by any other nationally recognized rating agency); (5) commercial paper of any person other than an Affiliate of FIS and other than structured investment vehicles, provided that such investments have a rating of at least A-2 or P-2 from either S&P or Moody’s and mature within 180 days after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement); (6) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (7) money market funds (and shares of investment companies that are registered under the Investment Company Act of 1940) substantially all of the assets of which comprise investments of the types described in clauses (1) through (6); (8) United States dollars, or money in other currencies received in the ordinary course of business; (9) asset-backed securities and corporate securities that are eligible for inclusion in money market funds; (10) fixed maturity securities which are rated BBB- and above by S&P or Baa3 and above by Moody’s; provided that such investments will not be considered Eligible Cash Equivalents to the extent that the aggregate amount of investments by us and our subsidiaries in fixed maturity securities which are rated BBB+, BBB or BBB- by S&P or Baa1, Baa2 or Baa3 by Moody’s exceeds 20% of the aggregate amount of investments in fixed maturity securities by us and our subsidiaries; and (11) instruments equivalent to those referred to in clauses (1) through (6) above or funds equivalent to those referred to in clause (7) above denominated in Euros or any other foreign currency customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent advisable in connection with any business conducted by FIS or any of its subsidiaries, all as determined in good faith by FIS.
“Principal Facility” means the real property, fixtures, machinery and equipment relating to any facility owned by us or any subsidiary, except for any facility that, in the opinion of our board of directors, is not of material importance to the business conducted by us and our subsidiaries, taken as a whole.
“Settlement” means the transfer of cash or other property with respect to any credit, charge or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.
“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person or an Affiliate of such person.
“Settlement Debt” means any payment or reimbursement obligation in respect of a Settlement Payment.
“Settlement Lien” means any lien relating to any Settlement or Settlement Debt (and may include, for the avoidance of doubt, the grant of a lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, liens securing intraday and overnight overdraft and automated clearing house exposure, and similar liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.
“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a person in consideration for and in the amount of a Settlement made or arranged, or to be made or arranged, by such person.
“Vault Cash Operations” means the vault cash or other arrangements pursuant to which various financial institutions fund the cash requirements of automated teller machines and cash access facilities operated by us or our subsidiaries at customer locations.

Events of Default, Notice and Waiver
The following shall constitute “Events of Default” under the Indenture with respect to the Senior Notes of a particular series:

1.	default in the payment of any interest on the Senior Notes of such series when due and payable and continuance of such default for a period of 30 days;

2.
default in the payment of any principal of or premium, if any, on the Senior Notes of such series when due (whether at stated maturity, upon redemption, purchase at the option of the holder or otherwise);

3.
default in the performance, or breach, of any covenant or warranty with respect to the Senior Notes of such series (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with elsewhere in clauses (1), (2) or (4) through (6) or a covenant or warranty which is solely for the benefit of another series of securities), and the continuance of such default or breach for a period of 60 days after there has been given written notice of such default or breach (which notice shall, among other things, state that such notice is a “Notice of Default” under the Indenture) to us (by registered or certified mail) by the Trustee or to us and the Trustee (in each case by registered or certified mail) by holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series;

4.
default in the payment by us, when due (after the expiration of any applicable grace period thereto), of an aggregate principal amount of Debt in respect of borrowed money (other than the Senior Notes) exceeding $300.0 million, or default which results in such Debt (other than the Senior Notes) in an aggregate principal amount exceeding $300.0 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or such Debt having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such Debt, within 15 days after receipt of written notice of such default or breach (which notice shall state that such notice is a “Notice of Default” under the Indenture) to us (by registered or certified mail) by the Trustee or to us and the Trustee (in each case by registered or certified mail) by holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series;

5.	certain events of bankruptcy, insolvency or reorganization of FIS; and

6.
the denial or disaffirmance by any Subsidiary Guarantor of such Subsidiary Guarantor’s obligations under its guarantee of the Senior Notes of such series, or the holding of any such guarantee as being unenforceable or invalid in any judicial proceeding, or any such guarantee ceasing to be in full force and effect, except as permitted under the Indenture.

If an Event of Default with respect to the Senior Notes of a particular series occurs and is continuing, other than an Event of Default arising from certain events of bankruptcy, insolvency or reorganization of FIS, then the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series may declare, by written notice to us (and if given by the holders, to the Trustee), the principal of and accrued interest, if any, on all the Senior Notes of such series to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the Senior Notes of such series may, by written notice to the Trustee, rescind or annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal of or interest, if any, on the Senior Notes of such series, have been cured or waived as provided in the Indenture. An Event of Default arising from certain events of bankruptcy, insolvency or reorganization of FIS shall cause the principal of and accrued interest, if any, on all the Senior Notes of each series to be due and payable immediately without any declaration or other act by the Trustee, the holders of any series of Senior Notes or any other party.
The holders of a majority in aggregate principal amount of the outstanding Senior Notes of a particular series, by written notice to the Trustee, may waive any past default or event of default with respect to the Senior Notes of such series except (1) a default or event of default in the payment of the principal of, or premium, if any, or interest on, the Senior Notes of such series or (2) default in respect of a covenant or provision which may not be amended or modified without the consent of each holder of Senior Notes of such series affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.
The Trustee is not required to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Senior Notes of any series, unless the holders have offered the Trustee security or indemnity satisfactory to the Trustee. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Senior Notes of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Senior Notes of such series.
No holder of any Senior Note of any series may institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy unless (1) the holder has given to the Trustee written notice of a continuing Event of Default with respect to the Senior Notes of such series, (2) the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, (3) the holders have offered to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense to be incurred in pursuing the remedy, (4) the Trustee has failed to institute any such proceedings for 60 days after its receipt of such request, and (5) during such 60 day period, the holders of a majority in aggregate principal amount of the outstanding Senior Notes of such series have not given to the Trustee a direction inconsistent with such written request. Such limitations do not apply, however, to a suit instituted by a holder of any Senior Note of any series directly (as opposed to through the Trustee) for enforcement of payment of principal of, and premium, if any, or interest on, such Senior Note on or after the respective due dates expressed or provided for therein.
Each year, we will either certify to the Trustee that we are not in default of any of our obligations under the Indenture or we will notify the Trustee of any default that exists under the Indenture. We are not otherwise required to deliver to the Trustee notice of the occurrence of any default or Event of Default.
Discharge, Defeasance and Covenant Defeasance
We and, if applicable, each Subsidiary Guarantor, may discharge or defease our obligations under the Indenture as set forth below.
We may discharge certain obligations to holders of the Senior Notes which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or Government Obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the Senior Notes.

We may elect, at our option, either (i) to defease and be discharged from any and all obligations with respect to the Senior Notes (except as otherwise provided in the Indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the Senior Notes (“covenant defeasance”), upon the deposit with the Trustee of money and/or Government Obligations in sufficient quantity, in the opinion of any firm of independent public accountants, that will provide money in an amount sufficient to pay the principal of, and any premium, if any, or interest on, the Senior Notes to maturity or redemption.
As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance or covenant defeasance have been complied with.
We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option.
If we effect covenant defeasance with respect to the Senior Notes as described in the accompanying prospectus, then the covenants described above under “—Restrictive Covenants” and “—Purchase of Senior Notes upon a Change of Control Triggering Event” will cease to be applicable to the Senior Notes.
For purposes of the Senior Notes, “Government Obligations” means (i) with respect to the Euro Notes, securities denominated in euro that are (A) direct obligations of the Federal Republic of Germany or any country that is a member of the European Monetary Union whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency, the payments of which are supported by the full faith and credit of the German government or such other member of the European Monetary Union, or (B) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany or such other member of the European Monetary Union, the timely payments of which are unconditionally guaranteed as a full faith and credit obligation of the German government or such other member of the European Monetary Union; and (ii) with respect to the Sterling Notes, securities denominated in GBP, that are (A) direct obligations of the United Kingdom, the payments of which are supported by the full faith and credit of the United Kingdom, or (B) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United Kingdom, the timely payments of which are unconditionally guaranteed as a full faith and credit obligation of the United Kingdom.
Modification of the Indenture
Under the Indenture, we, each Subsidiary Guarantor, if any, and the Trustee, at any time and from time to time, may enter into supplemental indentures without the consent of any holders of the Senior Notes of a particular series to:

•
evidence the succession of another person to FIS or any Subsidiary Guarantor and the assumption by any such successor of the covenants of FIS or of such Subsidiary Guarantor in the Indenture and in the Senior Notes of such series; or

•
add to the covenants of FIS or of any Subsidiary Guarantor for the benefit of the holders of the Senior Notes of such series or surrender any right or power conferred upon FIS or such Subsidiary Guarantor in the Indenture or in the Senior Notes of such series; or

•	add any additional Events of Default with respect to the Senior Notes of such series; or

•	add to or change any of the provisions of the Indenture to such extent as shall be necessary to facilitate the issuance of Senior Notes of such series in global form; or

•
amend or supplement any provision contained in the Indenture or in any supplemental indentures, provided that such amendment or supplement does not apply to any outstanding Senior Notes of such series issued prior to the date of such supplemental indenture and entitled to the benefits of such provision; or

•	secure the Senior Notes of such series; or

•	establish the form or terms of the Senior Notes of such series as permitted by the Indenture; or

•	add or release any Subsidiary Guarantor as required or permitted by the Indenture; or

•
evidence and provide for the acceptance of appointment by a successor trustee with respect to the Senior Notes of such series under the Indenture and add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee under the Indenture; or

•	if allowed without penalty under applicable laws and regulations, permit payment in the United States of principal, premium, if any, or interest on bearer securities or coupons, if any; or

•
cure or reform any ambiguity, defect, omission, mistake, manifest error or inconsistency, or conform the Indenture or the Senior Notes of such series to any provision of the description thereof set forth in the prospectus, as supplemented as of the time of sale, under which such Senior Notes were sold; or

•	make any other change that does not adversely affect the rights of any holder; or

•
make any change to comply with the Trust Indenture Act or any amendment thereof, or any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act or any amendment thereof.

With the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of a particular series affected by such supplemental indenture, we, each Subsidiary Guarantor, if any, and the Trustee may enter into supplemental indentures other than those described in the immediately preceding paragraph to add provisions to, or change or eliminate any provisions of the Indenture or any supplemental indenture or to modify the rights of the holders of the Senior Notes of such series so affected. However, we need the consent of the holder of each outstanding senior note of a particular series affected in order to:

•	change the stated maturity of the principal of or premium, if any, on or of any installment of interest, if any, on, or Additional Amounts, if any, with respect to, any Senior Note of such series; or

•
reduce the principal amount of, or any installment of principal of, or premium, if any, or interest, if any, on, or any Additional Amounts payable with respect to, any Senior Note of such series or the rate of interest on any Senior Note of such series; or

•
reduce the amount of premium, if any, payable upon redemption of any Senior Note of such series or the purchase by us of any senior note of such series at the option of the holder of such Senior Note; or

•	change the manner in which the amount of any principal of or premium, if any, or interest on or Additional Amounts, if any, with respect to, any Senior Note of such series is determined; or

•	reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity thereof; or

•	change the currency in which any Senior Note of such series or any premium or the interest thereon or Additional Amounts, if any, with respect thereto, is payable; or

•
change the index, securities or commodities with reference to which or the formula by which the amount of principal of or any premium or the interest on any senior note of such series is determined; or

•
impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or on or after the redemption date or on or after the purchase date, as the case may be); or

•	except as provided in the Indenture, release the guarantee of any Subsidiary Guarantor with respect to such series of Senior Notes; or

•
reduce the percentage in principal amount of the outstanding Senior Notes of such series, the consent of whose holders is required for any such supplemental indenture or for any waiver (of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences) provided for in the Indenture; or

•	change any obligation of FIS to maintain an office or agency in the places and for the purposes specified in the Indenture; or

•
make any change in the provision governing waiver of past defaults, except to increase the percentage in principal amount of the outstanding Senior Notes of such series, the holders of which may waive past defaults on behalf of holders of the Senior Notes of such series or make any change in the provision governing supplemental indentures that requires consent of holders of the Senior Notes of such series, except to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holders of each outstanding senior note of such series affected thereby.

Governing Law
The Indenture and the Senior Notes are governed by, and shall be construed in accordance with, the internal laws of the State of New York.
Relationship with the Trustee and Paying Agent
The Trustee under the Indenture is The Bank of New York Mellon Trust Company, N.A. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the Trustee. The Bank of New York Mellon, London Branch, will act as our paying agent with respect to the Senior Notes, subject to replacement upon certain events specified in the Indenture. The Senior Notes may be exchanged or transferred, subject to and upon satisfaction of the terms and conditions set forth in the Indenture, at the office or agency maintained for such purpose in London, initially the corporate trust office of the paying agent. Upon notice to the Trustee, we may change any paying agent.
Book-Entry Delivery and Form
Each series of Senior Notes is issued in the form of permanent, registered securities in global form (each, a “Global Note” and together, the “Global Notes”). The Global Notes are deposited with, or on behalf of, a common depositary for Euroclear and Clearstream and issued to and registered in the name of a nominee of the common depositary. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the common depositary or to another common depositary or its nominee. Investors may hold their beneficial interests in the Global Notes directly through an ICSD if they have an account with an ICSD or indirectly through organizations which have accounts with the ICSDs. The procedures and policies of such entities will govern payments, transfers, exchanges and other matters relating to an investor’s interest in Senior Notes held through them.

So long as the nominee of the common depositary is the registered holder and owner of the Global Notes, such nominee will be considered the sole legal owner and holder of the Senior Notes evidenced by the global certificates for all purposes of such notes. Except as set forth below, an owner of a beneficial interest in the global certificates will not be entitled to have the Senior Notes represented by the Global Notes registered in its name, will not receive or be entitled to receive physical delivery of certificated Senior Notes in definitive form and will not be considered to be the owner or holder of any Senior Notes under the Global Notes.
All payments on Senior Notes represented by the Global Notes registered in the name of the nominee of the common depositary and held by the common depositary will be made to the ICSDs or the nominee of the common depositary, as the case may be, as the registered owner and holder of the Global Notes.
Exchange of Book-Entry Notes for Certificated Notes
If:

•
we have been notified that Euroclear or Clearstream (or any additional or alternative clearing system on behalf of which the Global Note may be held) has been closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or has announced an intention permanently to cease business or does in fact do so;

•
we determine, in our sole discretion and subject to the procedures of the common depositary, that such Global Note shall be exchangeable for certificated Senior Notes, subject to compliance with the Indenture; or

•	an event of default in respect of the Senior Notes has occurred and is continuing and the registrar has received a request from Euroclear or Clearstream;
then, upon surrender by an ICSD of a Global Note, certificated Senior Notes will be issued to each person that the ICSD identifies as the beneficial owner of the Senior Notes represented by such Global Note. Upon the issuance of certificated Senior Notes, the registrar is required to register the certificated Senior Notes in the name of that person or persons, or their nominee, and cause the certificated Senior Notes to be delivered thereto.
Neither we nor the Trustee will be liable for any delay by an ICSD or any participant or indirect participant in the ICSD in identifying the beneficial owners of the related notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from the ICSD for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Senior Notes.